EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

October 31, 2012

USEC Reports Third Quarter 2012 Results

•	$4.5 million net income on revenue of $570.5 million for third quarter
•	Cash flow provided by operations of $180.5 million; Cash balance of $303 million
•	RD&D program advances with additional funding; two technical milestones met

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net income of $4.5 million or 4 cents per share for the quarter ended September 30, 2012, compared to a net loss of $6.9 million or 6 cents per share for the third quarter of 2011. For the nine-month period of 2012, the company reported a net loss of $116.3 million or 95 cents per share compared to a net loss of $44.7 million or 37 cents per share in the same period of 2011.

Among the factors affecting financial results for the third quarter of 2012 was higher gross profit from the low enriched uranium (LEU) sector driven by the delivery of higher volumes of separative work units (SWU). Increased SWU volume reflects the variability of timing of utility customer orders that USEC and customers have advanced from later in 2012 and from 2013, as well as the continued implementation of the one-year program at the Paducah Gaseous Diffusion Plant to enrich depleted uranium as feedstock to produce low enriched uranium under a multi-party arrangement. The trend that began in 2011 toward lower uranium sales continued as there were no uranium sales during the third quarter as compared to $21.3 million in uranium revenue in the third quarter of 2011. Gross profit for the quarter was $37.5 million compared to $26.9 million in the same period last year.

Third quarter results were also affected by spending on the research, development and demonstration (RD&D) program for the American Centrifuge technology. Since the fourth quarter of 2011, USEC has expensed all American Centrifuge project costs, including interest expense that previously would have been capitalized. Advanced technology costs of $45.1 million and interest expense of $12.3 million in the third quarter of 2012, which together totaled $57.4 million, were partially offset by $34.6 million in other income that represents the Department of Energy’s share of the RD&D program.

 “I am pleased to report crisp execution in the third quarter of the RD&D program and the multi-party contract that has extended enrichment activities at the Paducah Gaseous Diffusion Plant,” said John K. Welch, USEC president and chief executive officer.

“We reported better financial results year over year with an improved gross profit, and finished the quarter with a cash balance just over $300 million. We reiterated our guidance for 2012 and expect to finish the year with a cash balance exceeding $200 million,” Welch noted.

“We are assembling and conditioning AC100 centrifuge machines for the RD&D program, installing service modules and preparing plant infrastructure and control systems for the demonstration cascade we will operate in 2013. We met the first two technical milestones, and we are hitting the interim performance indicators goals in a manner that reaffirms our confidence in the American Centrifuge technology and our ability to deploy it successfully.

 “Our employees at the Paducah plant are meeting the financial and operational metrics we established for the agreements with Energy Northwest, Tennessee Valley Authority and the Department of Energy that extended enrichment at Paducah through next May. Our staff continues to focus on equipment reliability and plant operation at a high level of efficiency,” Welch said.

Revenue

Revenue for the third quarter of 2012 was $570.5 million, a 52 percent increase over the same quarter of 2011. Revenue from the sale of SWU for the quarter was $559.5 million compared to $297.9 million in the same period last year. The volume of SWU sales increased 83 percent compared to the same quarter of 2011, and the average price billed to customers was 3 percent higher. For the nine-month period, revenue in 2012 was $1,496.8 million, an increase of $287.4 million or 24 percent compared to the same period in 2011.  There were no sales of uranium in the third quarter and $3.6 million in the nine-month period of 2012 compared to $103.1 million in the nine-month period of 2011. Most of our inventories of uranium available for sale have been sold in prior years, and we expect this trend of significantly lower uranium revenue to continue.

Revenue from the contract services segment was $11.0 million in the third quarter and $48.6 million in the nine-month period of 2012 compared to $55.3 million and $169.6 million in the respective periods of 2011. The decrease was due to a reduction in contract services revenue at the former Portsmouth Gaseous Diffusion Plant site as work was transferred to DOE’s decontamination and decommissioning contractor over the course of 2011. Revenue in the segment is now dominated by our subsidiary NAC International. Revenue by NAC decreased $7.7 million in the three-month period and increased $0.6 million in the nine-month period primarily as a result of timing in sales related to NAC’s dry cask storage systems.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until the LEU is physically delivered.  At September 30, 2012, deferred revenue totaled $105.0 million compared to $139.4 million at June 30, 2012. The gross profit associated with deferred revenue as of September 30, 2012, was $12.4 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, which can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales and Gross Profit Margin

Cost of sales for the quarter ended September 30, 2012, for the LEU segment was $522.8 million, an increase of $224.3 million compared to the same quarter in 2011, primarily due to higher SWU sales volumes and unit costs, partially offset by no uranium sales in the 2012 period. Cost of sales for the segment increased $390.1 million in the nine months ended September 30, 2012, compared to the corresponding period in 2011, primarily due to the same explanations for the quarter results. Cost of sales per SWU was 2 percent higher in the third quarter and 1 percent higher for the nine months ended September 30, 2012, compared to the corresponding periods in 2011.

Cost of sales was reduced during the current periods for revisions to prior accrued amounts related to estimated disposal costs for depleted uranium, property taxes and power prepayments related to enrichment operations. These accrued estimated amounts had been previously included in our production costs and included in SWU inventory. The total reduction to cost of sales recognized in the nine months ended September 30, 2012, was approximately $26.2 million. In addition, prior to the start of 2012, a significant portion of the costs related to pension and postretirement health and life benefit plans were attributed to Portsmouth contract services, based on the employee base performing contract services work. Starting in 2012, ongoing pension costs related to our former Portsmouth employees are charged to the LEU segment rather than the contract services segment based on our continuing enrichment activities that support our active and retired employees. These net benefit costs totaled $9.9 million for the nine months ended September 30, 2012, and are directly charged to cost of sales rather than production. Additionally, $2.8 million of costs previously capitalized as part of construction work in progress were charged to expense in the third quarter of 2012 based on a short expected life once placed in service at the Paducah GDP. Excluding the effects of these items, cost of sales per SWU was approximately 2 percent higher in the nine months ended September 30, 2012, compared to the corresponding period in 2011.

Production costs declined $23.0 million, or 13 percent, in the third quarter reflecting a 6 percent decline in volume and an 8 percent decline in unit production cost. Production in the quarter consisted of depleted uranium enrichment under the one-year multi-party arrangement with Energy Northwest, the Bonneville Power Administration, Tennessee Valley Authority (TVA) and DOE.  Effective June 1, 2012, although our purchase costs under our power contract with TVA continue to be subject to a fuel cost adjustment, the fuel cost adjustment is included in the power price component of our sales price billed to Energy Northwest under the depleted uranium enrichment agreement. The average cost per megawatt hour declined 10 percent in the three months ended September 30, 2012, compared to the corresponding period in 2011.

Production costs in the nine-month period increased $6.4 million, or 1 percent, compared to the same period of 2011. Production volume increased 6 percent as we purchased supplemental power from TVA in the first two quarters of 2012 that had been deferred from 2011. The unit production cost declined 5 percent in the nine-month period, reflecting the lower unit production cost under the depleted uranium enrichment program and increased production volumes in the first two quarters. The average cost per megawatt hour declined 3 percent in the nine-month period reflecting lower unit power costs.

We purchase approximately 5.5 million SWU per year under the Megatons to Megawatts program, and the purchase costs for the SWU component of LEU under the program increased $10.5 million in the nine-month period compared to the corresponding period of 2011, reflecting a 2 percent increase in the market-based unit purchase cost.

Cost of sales for the contract services segment declined $38.9 million in the three months and $117.3 million in the nine months ended September 30, 2012, compared to the corresponding periods in 2011, primarily reflecting reduced contract services work at Portsmouth in connection with the transition of Portsmouth site contract service workers to DOE’s decontamination and decommissioning contractor.

The gross profit for the third quarter was $37.5 million compared to $26.9 million in the same quarter last year. In the nine-month period, the gross profit was $88.6 million compared to $74.0 million in the same period of 2011. The gross profit margin for the third quarter was 6.6 percent compared to 7.2 percent for the same period in 2011.  The gross profit margin for the nine-month period of 2012 was 5.9 percent compared to 6.1 percent in the same period of 2011.  Gross profit for the LEU segment increased 28 percent in the nine-month period due to higher SWU unit gross profits and sales volumes, partially offset by lower uranium sales volumes. Gross profit for the contract services segment declined $3.7 million in the 2012 nine-month period reflecting the completion of the Portsmouth site contract service work in 2011, offset by a $1.6 million increase in gross profit for NAC.

Advanced Technology, Other Income, Special Charges and Interest

Advanced technology expense, primarily related to the demonstration of the American Centrifuge technology, was $45.1 million in the third quarter compared to $26.0 million in the third quarter of 2011. For the nine-month period of 2012, advanced technology expense was $167.6 million, which includes an expense of $44.6 million related to the title transfer of previously capitalized American Centrifuge machinery and equipment to DOE as provided in the cooperative agreement entered into with DOE for the RD&D program.  Beginning in the fourth quarter 2011, all American Centrifuge project costs incurred have been expensed. Capitalization of expenditures related to the American Centrifuge project has ceased until commercial plant deployment resumes, which we anticipate to begin upon successful completion of the RD&D program.

Advanced technology costs include expenses by NAC of $0.6 million in the nine months of 2012 and $1.1 million in the corresponding period in 2011 to develop and expand its MAGNASTOR storage technology and its transportation counterpart, MAGNATRAN.

USEC entered into a cooperative agreement with DOE in June 2012 for pro-rata cost sharing support for continued American Centrifuge activities with a total estimated cost of $350.0 million. DOE made $87.7 million of initial funding available by taking the disposal obligation for a specific quantity of depleted uranium from USEC, which releases encumbered funds for investment in the American Centrifuge technology that we had otherwise committed to future depleted uranium disposition obligations. As of September 30, 2012, USEC made qualifying American Centrifuge expenditures of $55.7 million. DOE’s pro-rata share of 80 percent, or $44.6 million, is recognized as other income in the nine-month period.

USEC’s business is in a state of significant transition, and in early 2012, we initiated an internal review of our organizational structure. We engaged a management consulting firm to support this review, and costs for the management consulting firm and other advisors totaled $1.1 million in the third quarter of 2012 and $7.1 million in the nine months.

Actions taken to-date related to our organizational structure resulted in workforce reductions at our American Centrifuge design and engineering operations in Oak Ridge, Tenn., the central services operations located in Piketon, Ohio, and at our headquarters operations located in Bethesda, Md. The reductions to-date involved approximately 50 employees, including two senior corporate officers. A charge of $0.4 million was incurred in the third quarter of 2012 for a total of $4.0 million in the nine months ended September 30, 2012, for one-time termination benefits consisting of severance payments, short-term health care coverage and immediate vesting of restricted stock and stock options for certain employees. Additional actions affecting employees to align the organization with our evolving business environment are expected.

Selling, general and administrative expenses in the nine-month period of 2012 were $42.5 million, a decrease of $5.3 million over the same period in 2011, reflecting lower salary and other compensation costs and lower consulting costs as we move forward with cost reductions identified and actions taken in the second quarter.

Interest expense was $37.7 million in the nine months ended September 30, 2012, compared to $0.3 million the corresponding periods in 2011.  As noted above, beginning with the fourth quarter of 2011, all American Centrifuge related project costs incurred have been expensed, including interest expense that previously would have been capitalized. For comparison, in the nine months ended September 30, 2011, interest costs of $32.8 million were capitalized.  Interest expense in the first quarter of 2012 included $1.4 million of previously deferred financing costs related to the former credit facility that were expensed in connection with the amended and restated credit facility obtained in March 2012.

Cash Flow

At September 30, 2012, USEC had a cash balance of $303.3 million compared to $229.0 million at June 30, 2012 and $37.6 million at December 31, 2011. Cash flow provided by operations in the nine-month period of 2012 was $180.5 million compared to cash flow provided by operations of $107.2 million in the same period last year.  Inventories declined $271.1 million in the nine-month period due to monetization of inventory produced in the prior year.  Cash collateral deposits of $99.6 million were returned to us following the transfer of certain depleted uranium to DOE in connection with the March 2012 uranium transfer agreement and the June 2012 cooperative agreement to provide cost-share funding for the RD&D program. The remaining pending amounts of $32.1 million are expected to be returned during the fourth quarter of 2012.   Capital expenditures were significantly reduced due to our decision to expense all costs related to the American Centrifuge project. Capital expenditures totaled $3.8 million in the nine months ended September 30, 2012, compared to $130.3 million in the same period last year. Cash payments of $10.1 million were made for financing costs in the nine-month period of 2012.

American Centrifuge Update

We are working to deploy the American Centrifuge technology, a highly efficient uranium enrichment gas centrifuge technology. The American Centrifuge technology requires 95 percent less electricity to produce low enriched uranium on a per SWU unit basis than our existing gaseous diffusion technology used at the Paducah plant. We are working to deploy this technology in the American Centrifuge Plant (ACP) in Piketon, Ohio. This new facility would provide us with a long term competitive source of production.

We need significant additional financing in order to complete the ACP.  We applied for a $2 billion loan guarantee under the DOE Loan Guarantee Program in July 2008.  Instead of moving forward with a conditional commitment for a loan guarantee, in the fall of 2011, DOE proposed the RD&D program.

We began funding the RD&D program in January 2012 and have been building machines and parts for the demonstration cascade.  On June 12, 2012, we and DOE entered into a cooperative agreement to provide cost-share funding for the RD&D program. The agreement provides for 80 percent DOE and 20 percent USEC cost sharing for work performed during the period June 1, 2012 through December 31, 2013, having a total estimated cost of $350 million. DOE’s total contribution would be up to $280 million, and our contribution would be up to $70 million. The cooperative agreement will be incrementally funded. The June cooperative agreement provided initial DOE funding of $87.7 million and, on September 30, 2012, the president signed a six-month spending measure that contains additional funding for continued work on the RD&D program at an annual rate for operations of $100 million, which we expect to result in $45.7 million of additional funding for the program in the six-month period ending March 31, 2013. The remaining funding from DOE has not yet been authorized and is subject to Congressional appropriations, Congressional transfer or reprogramming authority to permit the use by DOE of funds previously appropriated for other programs, or other sources available to DOE. We will continue working with Congress and the administration to fully fund the RD&D program through December 2013, but there is no assurance that this additional funding will be made available.

DOE provided the initial $87.7 million of funding by accepting title to quantities of depleted uranium that enabled us to release encumbered funds. We received $55.6 million of the cash in the third quarter of 2012 as the surety bonds and related cash deposits providing the financial assurance for disposition of this depleted uranium were reduced. We expect to receive the remainder in the fourth quarter of 2012.

Under the terms of the RD&D program, we have begun manufacturing and operating additional AC100 machines and expect to complete and operate a 120-machine cascade in a commercial plant configuration in 2013.  As of September 30, 2012, we had approximately 80 machines built and conditioned with uranium gas, and we continue to build new AC100 machines for the RD&D program’s demonstration cascade of commercial centrifuge machines and supporting infrastructure. We have begun installing service modules and other control equipment to support the RD&D commercial cascade.

Continued lead cascade operations and the transition to a demonstration of the 120-machine cascade in 2013 will accomplish two of the primary objectives of the RD&D program. The first objective is to demonstrate sufficient run time on the AC100 centrifuges to establish the high confidence level in cascade reliability required by DOE to support loan guarantee financing for the commercial plant. A second objective is to build out and demonstrate the full level of balance of plant system redundancy designed for the commercial plant.

The cooperative agreement with DOE includes five technical milestones for the RD&D program. The first two milestones have been achieved and the remaining three have a milestone date of December 31, 2013, tied to the completion of the program. In addition, the cooperative agreement also contains five non-binding performance indicators that are designed to be achieved throughout the RD&D program and ensure that the RD&D program is on track to achieve the remaining three milestones and other program objectives. As of September 30, 2012, we had manufactured a sufficient number of AC100 centrifuge machines and attained sufficient centrifuge machine run time to meet two of the performance indicator goals.

2012 Outlook Reiterated

USEC is reiterating the guidance provided in the second quarter, with a small upward adjustment to cash flow from operations. Specifically, we anticipate total revenue of approximately $1.95 billion and a gross profit margin of 7 percent. Below the gross profit line, we expect advanced technology expense of approximately $250 million in 2012, including the transfer of certain assets to DOE valued at $44.6 million in June 2012. Under the 80 percent/20 percent cost share with DOE for the RD&D program in place since June 1, 2012, we expect to report Other Income of approximately $105 million to offset the advanced technology expense.  Although we expect to report a gross profit, the advanced technology expense, interest expense and special charges are expected to result in a loss for 2012 of roughly $100 million.

We expect cash flow from operations to be approximately $60 million compared to $30 million in our second quarter guidance.  We anticipate that our cash balance at December 31, 2012, will exceed $200 million.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel and nuclear industry related services for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project and the impact of decisions we may make in the near term on our business and prospects; our dependency on the multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority and the U.S. Department of Energy (“DOE”) to support enrichment at the Paducah gaseous diffusion plant; the impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact and potential duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the potential impacts of a decision to cease enrichment at Paducah; uncertainty regarding the timing, amount and availability of additional funding for the research, development and demonstration (“RD&D”) program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project and the potential for us to demobilize the project;  limitations on our ability to provide any required cost sharing under the RD&D program; our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; the ultimate success of efforts to obtain a DOE loan guarantee and other financing for the American Centrifuge project and the timing and terms thereof; potential changes in our anticipated ownership of or role in the American Centrifuge project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to exercise its remedies under the June 2002 DOE-USEC agreement; risks related to the potential need to restructure the investments by Toshiba Corporation and Babcock & Wilcox Investment Company, including the potential for immediate termination of the securities purchase agreement governing their investments; the impact of a potential balance sheet restructuring on the holders of our common stock; changes in U.S. government priorities and the availability of government funding, including loan guarantees; uncertainty regarding the continued capitalization of certain assets related to the American Centrifuge Plant and the impact of a potential impairment of these assets on our results of operations; our ability to extend, renew or replace our credit facility that matures on May 31, 2013 and the impact of a failure to timely renew on our ability to continue as a going concern; restrictions in our credit facility that may impact our operating and financial flexibility; our ability to actively manage and enhance our liquidity and working capital and the potential adverse consequences of any actions taken on the long term value of our ongoing operations; our dependence on deliveries of low enriched uranium from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”); limitations on our ability to import the Russian LEU we buy under the new supply agreement with Russia (the “Russian Supply Agreement”) into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government, risks related to delays in payment for our contract services work performed for DOE; our subsidiary NAC may not perform as expected; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement to accelerate the funding of these obligations on our liquidity; the impact of a potential de-listing of our common stock on the NYSE; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contacts:

Investors:                Steven Wingfield  (301) 564-3354
Media:                      Paul Jacobson  (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Separative work units	$559.5	$297.9	$1,444.6	$936.7
Uranium	-	21.3	3.6	103.1
Contract services	11.0	55.3	48.6	169.6
Total Revenue	570.5	374.5	1,496.8	1,209.4
Cost of Sales:
Separative work units and uranium	522.8	298.5	1,364.4	974.3
Contract services	10.2	49.1	43.8	161.1
Total Cost of Sales	533.0	347.6	1,408.2	1,135.4
Gross profit	37.5	26.9	88.6	74.0
Advanced technology costs	45.1	26.0	167.6	86.2
Selling, general and administrative	12.8	15.6	42.5	47.8
Special charge for workforce reductions and advisory costs	1.5	-	11.1	-
Other (income)	(34.6)	-	(44.6)	(3.7)
Operating income (loss)	12.7	(14.7)	(88.0)	(56.3)
Interest expense	12.3	0.2	37.7	0.3
Interest (income)	(0.2)	(0.1)	(0.4)	(0.4)
Income (loss) before income taxes	0.6	(14.8)	(125.3)	(56.2)
Provision (benefit) for income taxes	(3.9)	(7.9)	(9.0)	(11.5)
Net income (loss)	$4.5	$(6.9)	$(116.3)	$(44.7)
Net income (loss) per share – basic	$.04	$(.06)	$(.95)	$(.37)
Net income (loss) per share – diluted	$.04	$(.06)	$(.95)	$(.37)
Weighted-average number of shares outstanding:
Basic	122.6	121.3	122.2	120.7
Diluted	122.6	121.3	122.2	120.7

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$303.3	$37.6
Accounts receivable, net	171.9	162.0
Inventories	1,936.2	1,752.0
Deferred costs associated with deferred revenue	92.6	175.5
Other current assets	57.9	64.8
Total Current Assets	2,561.9	2,191.9
Property, Plant and Equipment, net	1,134.9	1,187.1
Other Long-Term Assets
Deposits for surety bonds	51.7	151.3
Deferred financing costs, net	10.7	12.2
Goodwill	6.8	6.8
Total Other Long-Term Assets	69.2	170.3
Total Assets	$3,766.0	$3,549.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$113.3	$120.1
Payables under Russian Contract	246.3	206.9
Inventories owed to customers and suppliers	1,325.4	870.1
Deferred revenue and advances from customers	170.4	205.2
Credit facility term loan	85.0	85.0
Convertible preferred stock	97.4	88.6
Total Current Liabilities	2,037.8	1,575.9
Long-Term Debt	530.0	530.0
Other Long-Term Liabilities
Depleted uranium disposition	0.2	145.2
Postretirement health and life benefit obligations	215.0	207.8
Pension benefit liabilities	253.9	258.3
Other liabilities	76.9	79.7
Total Other Long-Term Liabilities	546.0	691.0
Stockholders’ Equity	652.2	752.4
Total Liabilities and Stockholders’ Equity	$3,766.0	$3,549.3

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities
Net (loss)	$(116.3)	$(44.7)
Adjustments to reconcile net (loss) to net cash provided byoperating activities:
Depreciation and amortization	27.5	40.6
Transfer of machinery and equipment to U.S. Department of Energy	44.6	-
Deferred income taxes	(7.0)	2.2
Other non-cash income on release of disposal obligation	(44.6)	(0.6)
Capitalized convertible preferred stock dividends paid-in-kind	8.8	7.7
Expense of capital assets	2.8	-
Gain on extinguishment of convertible senior notes	-	(3.1)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(9.9)	85.1
Inventories, net – (increase) decrease	271.1	(71.6)
Payables under Russian Contract – increase	39.4	83.6
Deferred revenue, net of deferred costs – increase	91.4	6.5
Accrued depleted uranium disposition – increase (decrease)	(145.0)	14.3
Accounts payable and other liabilities – increase (decrease)	15.3	(0.1)
Other, net	2.4	(12.7)
Net Cash Provided by Operating Activities	180.5	107.2

Cash Flows Provided by (Used in) Investing Activities
Capital expenditures	(3.8)	(130.3)
Deposits for surety bonds – net (increase) decrease	99.6	(3.6)
Net Cash Provided by (Used in) Investing Activities	95.8	(133.9)

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	123.6	-
Repayments under revolving credit facility	(123.6)	-
Payments for deferred financing costs	(10.1)	(4.7)
Common stock issued (purchased), net	(0.5)	(1.7)
Net Cash (Used in) Financing Activities	(10.6)	(6.4)
Net Increase (Decrease)	265.7	(33.1)
Cash and Cash Equivalents at Beginning of Period	37.6	151.0
Cash and Cash Equivalents at End of Period	$303.3	$117.9
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$16.5	$-
Income taxes paid, net of refunds	1.3	2.3